G H Wahl & Associates Consulting
67 Menno St., Waterloo ON, Canada
N2L 2A6

CONSENT OF G H WAHL & ASSOCIATES CONSULTING

We hereby consent to the incorporation by reference in Cliffs Natural Resources Inc.'s (the "Company") Registration Statement on Form S-3 and related prospectus, and any amendments and supplements thereto (the "Registration Statement"), of any mineralized material estimates and other analyses performed by us in our capacity as an independent consultant to the Company. We also consent to all references to us in the prospectus contained in such Registration Statement, including under the heading "Experts."

Date: February 7, 2013

G H Wahl & Associates Consulting

G. Wahl.

Name: George H Wahl (P Geo)
Title: President